Exhibit 4.2

                         NEW BEST CONNECTIONS, INC.

                            AMENDED AND RESTATED
                              1997 OPTION PLAN
                              (NON-QUALIFIED)

1. BACKGROUND. This Amended and Restated 1997 Option Plan (the "Plan") is adopted in the context of the following:

         1.1 Adoption of Original Plan. BestConnections, LLC, a Texas limited liability company ("Best LLC") originally adopted the 1997 Option Plan (the "Original Plan") on February 17, 1997.

                  1.1.1 The purposes of the Original Plan were to aid Best LLC in securing and retaining individual independent contractors who contracted, directly or indirectly, with Best LLC to market the products and services (the "Products") that Best LLC sells for Matrix Telecom, Inc., a Texas corporation ("Matrix"), and to reward such individuals for their past contributions to the success and growth of Best LLC and related entities, including Matrix.

                  1.1.2 This purpose was to be accomplished by the grant to such individuals of options to purchase shares of Matrix's common stock then owned by Best LLC. Such shares of Matrix's common stock were part of a bloc of such shares that had been contributed to Best LLC by shareholders of Matrix, which contribution was expressly conditioned on Best LLC's agreement that such shares would be subject to options as contemplated by the Original Plan. Best LLC communicated the initial option grants under the Original Plan to members of its field force of sales agents prior to and during June 1997, at which time it committed itself to the award of such options.

         1.2 Kickoff Program Options. In June 1997, as a result of the agreement with the contributing Matrix shareholders, Best LLC committed to award additional options to purchase shares of Matrix common stock to the participants in the Original Plan to increase the incentives provided by the Original Plan (the "Kickoff Program").

         1.3 Merger into the Company. Subsequent to the adoption of the Original Plan and the Kickoff Program, Best LLC merged with and into New Best Connections, Inc., a Texas corporation (the "Company"). As a result of this merger, the Company succeeded to the obligations of Best LLC under the Original Plan, the Kickoff Program and the agreement with the Matrix shareholders.

         1.4 Acquisition by Matrix. Effective July 1, 1997, all of the outstanding stock in the Company was acquired by Matrix pursuant to a share-for-share exchange, and the Company became a wholly-owned subsidiary of Matrix. Concurrently with such acquisition, the Company made certain modifications to the Original Plan.




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         1.5 Share Exchange with AvTel. On April 29, 1997, Matrix entered into a Stock Exchange Agreement with AvTel Communications, Inc., a Utah corporation ("AvTel"), pursuant to which Matrix was to be acquired by AvTel by means of an exchange of all outstanding Matrix common stock for newly-issued shares of AvTel common stock (the "Share Exchange"). Prior to the closing of the Share Exchange, AvTel became a Delaware corporation by means of a reincorporation merger and effected a de facto one-for-four reverse stock split of its outstanding shares as part of such reincorporation. The Share Exchange was consummated on December 1, 1997, at which time all of the shares of Matrix common stock held by the Company subject to options granted or committed under the Original Plan, the Kickoff Program and the agreement with the Matrix shareholders were converted into shares of AvTel's Common Stock, par value $.01 per share (hereinafter, the "Common Stock"). All references in this Plan to numbers of shares (and per share option prices) with respect to the Common Stock have been adjusted to reflect all of the foregoing events.

         1.6 Amendment and Restatement. The Company wishes to amend and restate the Original Plan in order to consolidate the Kickoff Program, to document changes made to the Original Plan effective in July 1997, and to clarify some of the terms of the Original Plan.

2.       PURPOSE OF THE PLAN.

         2.1 Creation of Sales Incentives; Past Performance. The purposes of the Plan are (i) to aid the Company in securing and retaining individual independent contractors who contract, directly or indirectly, with the Company or any Parent or Subsidiary of the Company (as those terms are defined below) to market, or assist in the marketing of, the Products sold for Matrix as part of the Company's field force of sales agents (such field force, as constituted from time to time, sometimes being referred to collectively herein as the "Field Force"), (ii) to reward members of the Field Force for their past contributions to the success and growth of the Company and related entities, including Matrix, and (iii) to comply with the obligation to award options to members of the Field Force pursuant to Best LLC's agreement with the former Matrix shareholders. For the purposes of the Plan, the terms "Subsidiary" and "Parent" shall mean any present or future corporation which would be a "subsidiary corporation" or a "parent corporation," respectively, of the Company, as those terms are defined in
Section 424 of the Internal Revenue Code of 1986, as amended (the "Code").

         2.2 Nature of Awards. The Plan provides for the grant of options to purchase shares of the Common Stock held by the Company to selected optionees. Options granted under the Plan are not intended to qualify as "incentive stock options", as that term is defined in Section 422 of the Code.

3.       ADMINISTRATION.

         3.1 Board of Directors. The Plan shall be administered by the Board of Directors of the Company (the "Board") or by a Committee as defined in Section 3.2. The interpretation and construction by the Board or the Committee of any provision of the Plan, or of any agreement or



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option issued or executed under or pursuant to the Plan, shall be final and binding upon the individuals receiving options under this Plan. No member of the Board or the Committee shall be liable for any action or determination undertaken or made in good faith with respect to the Plan or any agreement or option issued or executed under or pursuant to the Plan.

         3.2 Committee of the Board. The Board may, in its sole and absolute discretion, delegate any or all of its duties and authority with respect to the Plan to a committee of at least two Directors of the Company (the "Committee") to be appointed by and to serve at the pleasure of the Board. Once appointed, the Committee shall continue to serve until otherwise directed by the Board. From time to time, the Board may increase or decrease the size of the Committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution therefor, and fill vacancies, however caused, in the Committee. The Committee shall act pursuant to a vote of the majority of its members, whether present in person or by telephonic means at a meeting of the Committee, or by the unanimous written consent of its members, and minutes shall be kept of all of its meetings and copies thereof shall be provided to the Board. Subject to the limitations prescribed by the Plan and the Board, the Committee may establish and follow such rules and regulations for the conduct of its business as it may determine to be advisable. Any decision or selection reduced to writing and signed by the Chairman of the Committee on behalf of all of the members of the Committee reflecting its decision shall be fully effective.

         3.3 Administrative Powers. Subject to the provisions of the Plan, the Board or the Committee, as the case may be (the "Administrator"), shall have authority to take the following actions:

                  3.3.1 to construe and interpret the Plan and apply its provisions;

                  3.3.2 to promulgate, amend and rescind rules and regulations relating to the administration of the Plan;

                  3.3.3 to authorize any person to execute, on behalf of the Company, any instrument required to carry out the purposes of the Plan;

                  3.3.4 to make all determinations with respect to the grant, exercise, terms and termination of options under the Plan, subject to the terms hereof;

                  3.3.5 to amend any outstanding option, subject to applicable legal restrictions and to the consent of the other party to such agreement; and

                  3.3.6 to make any and all other determinations which they determine to be necessary or advisable for administration of the Plan.


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4.       ELIGIBILITY.

         4.1 General Rule. Any person who is a member of the Field Force shall be eligible to receive options granted under the Plan and may hold more than one option.

         4.2 Limitation. Notwithstanding the provisions of Section 4.1, no person shall be eligible to receive an option granted under the Plan if, at the time the option is granted, he or she is a director of the Company, any Subsidiary or Parent.

5.       SHARES SUBJECT TO THE PLAN.

         The stock subject to any option granted under the Plan shall be the shares of the Common Stock (the "Shares") held by the Company. Subject to adjustment as set forth herein, the total number of Shares which may be sold under the Plan upon exercise of options shall not exceed 1,292,000 Shares. This shall include 1,200,000 Shares (the "Field Force Shares") that may be sold upon exercise of options set forth in Section 6 and 92,000 Shares (the "Kickoff Shares") that may be sold upon exercise of options set forth in Section 7). Each time any of the events set forth in Section 8.7 of the Plan occurs, the number of Shares purchasable under the Plan shall be adjusted in the same manner as the number of Shares subject to any outstanding option would be adjusted under the provisions of Section 8.7 of the Plan.

6.       FIELD FORCE OPTIONS.

         6.1 Initial Options. The Administrator shall select members of the Field Force who may receive options to purchase Field Force Shares. The Administrator shall specify with respect to each such participant the maximum number of options that such participant shall be eligible to earn under this Section 6 ("Initial Options") subject to Section 6.2.5, and shall notify each such participant of the number of his or her Initial Options. The maximum aggregate number of Initial Options shall not exceed 2,000,000. Initial Options do not constitute an offer to sell or a solicitation of an offer to buy Shares, and are not exercisable for Shares.

         6.2 Exercisable Options. A participant will receive options that are exercisable for Field Force Shares in accordance with the Plan ("Exercisable Options") up to the number of his or her Initial Options based upon the Qualified Billing (as defined below) generated for Matrix by the long distance telephone customers signed-up by such participant. A participant's Qualified Billing will be the aggregate for all customers signed-up for Matrix Products by such participant of (i) the actual monthly billing of each customer multiplied by (ii) a Qualifying Percentage (as set forth below) which varies by the size of the customer's bill. A participant may not receive any Exercisable Options after his or her Termination Date (as defined in Section 8.4).


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                  6.2.1 The Qualifying Percentage shall be as follows:


         Amount of Bill                         Qualifying Percentage
         $  0.00 -   9.99                                     0%
           10.00 -  49.99                                    40%
           50.00 -  99.99                                    60%
          100.00 - 199.99                                    80%
          200.00 +                                          100%

                  6.2.2 Provided that the total of a participant's customers' Qualified Billing for a given month is at least equal to the minimum Qualified Billing required by the participant's hierarchy level (as set forth below in Table 6.2.2(a)), the Qualified Billings will be divided by a conversion factor to determine the number of Exercisable Options generated from the month's billings (as set forth below in Table 6.2.2(b)).

                                Table 6.2.2
                  Minimum Qualified Billings Necessary to
                      Qualify for Exercisable Options
                      -------------------------------

                  Agent & Senior Agent Level                  $ 75.00
                  Silver Leaders                               300.00
                  Gold Leaders                                 500.00
                  Platinum Leaders                           2,500.00

                               Table 6.2.2(b)

                             Conversion Factor*
                             -----------------

                                                  Amount of Qualified Billing
                                                  for one Exercisable Option

         Agent/Senior Agent Level                          $ 15.00
         District Level                                      60.00
         Division Level                                     100.00
         Region Level                                       200.00
         Agency Level                                       700.00




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*    No Exercisable Options will be available from a month's Qualified
     Billings if the minimum Qualified Billing described in Table
     6.2.2(a) above is not achieved in that month.

                  6.2.3 The number of Exercisable Options calculated for each month in a Qualifying Period (as defined below) will be totaled to determine the number of Exercisable Options which may be offered to the participant at the end of the Qualifying Period. The Company will then notify the participant of the total Exercisable Options resulting from the Qualifying Period. No participant shall have Exercisable Options with respect to any Qualifying Period unless and until such notification is received from the Company. Once the inception to date Exercisable Options available to the participant equals the amount of such participant's Initial Options, the participant will cease to qualify for any additional Exercisable Options, except as set forth in Section 6.2.5. In no event will more than 1,200,000 Exercisable Options be granted under this Section 6.

                  6.2.4 Each of the following time periods shall constitute a separate Qualifying Period:

                 January 1, 1997 to September 30, 1997
                 October 1, 1997 to March 31, 1998
                 April 1, 1998 to September 30, 1998
                 October 1, 1998 to March 31, 1999
                 April 1, 1999 to September 30, 1999
                 October 1, 1999 to December 31, 1999

                  6.2.5 At the end of the last Qualifying Period, if the total number of Exercisable Options (including both those that are outstanding on that date and those that have been exercised prior to that date) is less than 1,200,000, then the difference (the "Excess Options") shall become Exercisable Options on that date and shall be distributed to participants in accordance with this Section. The Company shall determine the 50 participants in the Plan who continue to be members of the Field Force and who have achieved the highest number of Exercisable Options over the period beginning on January 1, 1997 and ending on December 31, 1999. The Excess Options shall be distributed among such participants pro rata based on the number of Exercisable Options otherwise earned by each during such period. As a result, no later than December 31, 1999, the Company shall have awarded 1,200,000 Exercisable Options under this Section 6.

                  6.2.6 When the total aggregate number of Exercisable Options (including any which have been exercised) reaches 1,200,000, the portion of each specification of Initial Options which has not yet qualified to become Exercisable Options shall be immediately canceled, and the holder thereof will not be entitled to receive any compensation of any kind in respect of such cancellation. All Initial Options shall be canceled, without compensation of any kind to the holder thereof, to the extent that they have not become Exercisable Options by the end of the final Qualifying Period.

         6.3 When Exercisable Options May be Exercised for Field Force Shares. Exercisable Options may only be exercised for Field Force Shares in accordance with all the terms of this Plan including, without limitation,
Section 8.4.


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7.       KICKOFF OPTIONS.

         7.1 Distribution of Kickoff Options. The Administrator shall select members of the Field Force who may receive options to purchase Kickoff Shares ("Kickoff Options"). The Administrator shall specify with respect to each such participant the number of Kickoff Options awarded such participant and shall notify each such participant of the number of his or her Kickoff Options.

         7.2 Vesting of Kickoff Options. At the end of each of the first five Qualifying Periods, twenty percent (20%) of each participant's Kickoff Options shall become exercisable, subject to all the term of this Plan including, without limitation, Section 8.4.

         7.3 Reallocation of Kickoff Options. At the end of the last Qualifying Period, if the total number of exercisable Kickoff Options (including both those that are outstanding on that date and those that have been exercised prior to that date) is less than 92,000, then the difference shall be distributed as fully exercisable Kickoff Options on that date among the participants who have been awarded Kickoff Options and who continue to be members of the Field Force. Such distribution shall be pro rata based on the number of Kickoff Options which each such participant has received under this Plan. As a result, no later than December 31, 1999, the Company shall have awarded 92,000 exercisable Kickoff Options under this
Section 7.

8.       PROVISIONS APPLICABLE TO ALL OPTIONS.

         The following provisions shall apply to Exercisable Options to purchase Field Force Shares and to options to purchase Kickoff Shares.

         8.1 Option Agreement. Each option shall be evidenced by an option agreement between the participant and the Company in the form from time to time adopted by the Administrator and containing such terms and conditions which the Administrator deems appropriate; provided such terms and conditions are not inconsistent with the Plan. The provisions of the various option agreements entered into under the Plan need not be identical.

         8.2 Exercise Price. Each option agreement shall state the price at which the Shares subject to the option may be purchased, which price shall be $1.50 per share, subject to adjustment pursuant to Section 8.7 (the "Exercise Price").

         8.3 Method of Exercise. When otherwise exercisable under this Plan, an option may be exercised by giving written notice to the Company specifying the number of Shares to be purchased and accompanied by a check payable to the Company in an amount equal to the Exercise Price, multiplied by the number of the Shares to be purchased. No participant shall have any rights to dividends or any voting or other rights of a stockholder with respect to any Shares covered by an option until he has given written notice of exercise of his option, and paid in full for such Shares.



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         8.4 Time of Exercise. Options that are otherwise exercisable under
Section 6 or Section 7 will be exercisable, if at all, only from the Initial Exercise Date (as defined below) applicable thereto until the Expiration Date (as defined below) applicable thereto. No option granted hereunder, or any portion thereof, shall be exercisable after its Expiration Date.

                  8.4.1 The "Initial Exercise Date" applicable to any option is the date on which the offer and sale of the Shares covered by such option shall have been first registered and qualified under the Securities Act of 1933, as amended (the "Securities Act") and any applicable state securities or "blue sky" laws and any and all other legal requirements in connection with such sale have been met.

                  8.4.2 The "Expiration Date" of an option shall be the earlier of the following: (i) that date which is two years after the Initial Exercise Date applicable to the option; and (ii) that date which is sixty (60) days after the later of (x) the Termination Date (as defined below) of the holder of the option, or (y) the Initial Exercise Date with respect to such option. The Termination Date of a holder of an option shall be that date on which the holder's direct or indirect contractual relationship with the Company is terminated for any reason (other than the death of the holder).

         8.5 Transfer of Option. No option awarded under this Plan may be transferred in any manner other than by will or by the laws of decent or distribution and may be exercised during the lifetime of the holder only by the holder. In the event of the death of the holder prior to the Expiration Date of an option, the option may be exercised at any time within sixty
(60) days following the date of death (but in no event later than the Expiration Date of the option) by the holder's estate or by a person who acquired the right to exercise the option by bequest or inheritance, but only to the extent that the right to exercise had accrued at the date of death. The terms of any option shall be binding upon the executors, administrators, heirs and successors of the holder.

         8.6 Securities Law Compliance. Anything in this Plan to the contrary notwithstanding, no option awarded hereunder shall be exercisable until the issuance and sale of the Shares acquired by an optionee pursuant to the exercise of such option is registered under the Securities Act or any similar subsequent legislation, and any then applicable requirements of state or federal laws and regulatory agencies shall have been fully complied with to the satisfaction of the Company and its counsel.

         8.7      Stock Splits, Etc.  Each option agreement shall provide that:

                  8.7.1 If the outstanding Common Stock shall be subdivided into a greater number of shares, or a dividend in Common Stock or other securities of the Company convertible into or exchangeable for the Common Stock (in which latter event the number of Shares issuable upon the conversion or exchange of such securities shall be deemed to have been distributed) shall be paid in respect of the Common Stock, the Exercise Price of any outstanding option in effect immediately prior to such subdivision or at the record date of such dividend shall, simultaneously with the effectiveness of such subdivision or immediately after the record date of such dividend, be proportionately reduced, and conversely, if the outstanding Common Stock shall be combined into a small number of shares, the Exercise Price of any outstanding option in effect immediately prior to such combination shall, simultaneously with the effectiveness of such combination, be proportionately increased.



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                  8.7.2 In the event AvTel at any time, or from time to
time, shall make or issue, or fix a record date for the determination of holders of shares entitled to receive, a dividend or other distribution payable in securities of AvTel other than Common Stock or securities convertible into or exchangeable for Common Stock then and in each such event, provision shall be made so that the holders of options shall receive upon exercise thereof, in addition to the number of Shares receivable thereupon, the amount of securities of AvTel which they would have received had their option been exercised on the date of such event and had thereafter, during the period from the date of such event to and including the date of exercise, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section 8.7 with respect to the rights of the holders of options.

                  8.7.3 When any adjustment is required to be made in the Exercise Price, the number of Shares purchasable upon the exercise of any outstanding option shall be adjusted to that number of Shares determined by
(a) multiplying an amount equal to the number of Shares purchasable upon the exercise of the option immediately prior to such adjustment by the Exercise Price in effect immediately prior to such adjustment, and then (b) dividing that product by the Exercise Price in effect immediately after such adjustment.

                  8.7.4 No adjustment under this Section 8.7 shall be required unless such adjustment would require an increase or decrease of at least 1 % in the Exercise Price or the number of Shares covered by the option; provided, however, that any adjustments which by reason of this
Section 8.7.4 are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section 8.7 shall be made to the nearest whole Share or other share of capital stock, as applicable.

         8.8 Reorganizations. In the event that AvTel is a party to a merger or other reorganization, all options shall be subject to the terms specified in the relevant agreement of merger or reorganization; provided that any options which are then fully exercisable under the terms of this Plan shall be subject to the terms specified in the relevant agreement of merger or reorganization if, and only if, such agreement provides for one or more of the following: (i) the assumption of such options by the surviving corporation or its parent, with appropriate adjustments to the Exercise Price and the securities to be received upon exercise, (ii) the continuation of such options by AvTel or the Company, with appropriate adjustments to the Exercise Price and the securities to be received upon exercise, (iii) accelerated expiration of such options, subject to at least thirty days prior written notice to the affected participants, or (iv) settlement in cash by a payment equal to the excess, if any, of the merger or reorganization price per share over the Exercise Price.

         8.9 Dissolution or Liquidation. A dissolution or liquidation of AvTel shall cause each outstanding option to terminate unless theretofore exercised.

         8.10 Adjustments by Administrator. To the extent that the foregoing adjustments relate to stock or securities of AvTel, such adjustments shall be made by the Administrator after consultation with AvTel, whose determination in that respect shall be final, binding and conclusive.



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         8.11 No Limitation on AvTel. The grant of an option pursuant to the Plan shall not affect in any way the rights or power of AvTel to make adjustments, reclassification, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

         8.12 Assumption by AvTel. The Company's rights and obligations under the Plan may be assumed at any time by AvTel without the consent of any participant or optionee. Whether or not it assumes the Company's rights and obligations under this Plan, AvTel may fulfill the Company's obligations to sell Shares hereunder by issuing new shares of the Common Stock to optionees upon exercise of their options.

9.       RIGHTS AS A SHAREHOLDER

         No optionee or transferee of an option shall have any rights as a shareholder with respect to any of the Shares subject to the option until the date of issuance of a stock certificate for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 8.7.

10.      AMENDMENTS TO THE PLAN.

         The Plan may be amended or discontinued at any time or from time to time by the Board; provided that any amendment which impairs the rights of any holder of an option that has become exercisable under the terms of the Plan may not be made without the consent of such holder.

11.      EFFECTIVE DATE.

         This Plan shall be effective as of July 1, 1997.



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